Exhibit 99.1

For Immediate Release:	March 1, 2017

Home BancShares, Inc. and Centennial Bank

Announce Completion of the Acquisition of The Bank of Commerce

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), today announced the completion of its acquisition of The Bank of Commerce (“BOC”), from its parent company, Bank of Commerce Holdings, Inc. (“BCHI”), as part of BCHI’s bankruptcy. Pursuant to the terms of Home’s acquisition agreement with BCHI, Home purchased all of the issued and outstanding shares of common stock of BOC yesterday, February 28, 2017, and BOC merged with and into Centennial effective as of the close of business yesterday.

As of January 2017, BOC had approximately $182.5 million in total assets, $127.5 million in loans, and $141.7 million in deposits. With the completion of the acquisition, the Company now operates 76 branches in Arkansas, 68 branches in Florida, six branches in South Alabama and one in New York City.

“The completion of this transaction provides expanded service to The Bank of Commerce customers as well as to our current customers,” said John W. Allison, Chairman of Home BancShares. “We are excited about this addition to our existing presence in Central Florida.”

“The Bank of Commerce customers will now have access to expanded products, services and locations in the Sarasota market,” said Tracy French, Centennial President and CEO.

Until Centennial and BOC convert to a single operating system—anticipated to occur in the second quarter of 2017, Centennial and BOC customers should continue to do business at their current Centennial or BOC branches.

Under the terms of the agreement, Home paid an aggregate of approximately $4.2 million in cash for the acquisition, which included the purchase of all outstanding shares of BOC common stock, the discounted purchase of certain subordinated debentures issued by BOC from the existing holders of the subordinated debentures, and an expense reimbursement to BCHI for approved administrative claims in connection with the bankruptcy proceeding.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2017.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

    Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929